THE AAL MUTUAL FUNDS
625 Fourth Avenue South
Minneapolis, Minnesota 55415

January 30, 2004

Bruce J. Nicholson, President
Thrivent Investment Management Inc.
625 Fourth Avenue South
Minneapolis, Minnesota 55415

Dear Mr. Nicholson:

This letter is to confirm to you that The AAL Mutual Funds (the "Trust") has created four new series of shares to be known as Thrivent Mid Cap Growth Fund, Thrivent High Yield Fund, Thrivent Income Fund, and Thrivent Limited Maturity Bond Fund, and that pursuant to Section 1 of the Administration Contract dated January 1, 2004, between the Trust and Thrivent Investment Management Inc. (the "Agreement"), the Trust desires to retain you to provide administrative management and services under the Agreement to each of the above-referenced Funds as a "Fund" covered by the Agreement for an annual fee equal to 0.02 percent (0.02%) of each Fund's average daily net assets and under such other terms as provided for in the Agreement.

Please indicate your acceptance of this responsibility in accordance with the terms of the Agreement by signing this letter as indicated below.

THE AAL MUTUAL FUNDS

By: /s/ Pamela J. Moret
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   Pamela J. Moret, President

ACCEPTED AND AGREED TO:

THRIVENT INVESTMENT MANAGEMENT INC.

By: /s/ Bruce J. Nicholson
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   Bruce J. Nicholson, President